SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Check the appropriate box:

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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Eaton Vance California Municipal Bond Fund

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
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Saba | Capital

Why New Trustees Are Needed at EVM & ENX

August 2024

Why We Are Seeking to Replace Two Trustees on EVM and ENX's 10-Member Boards

1. Saba is one of the largest shareholders of the **Eaton Vance California Municipal Bond Fund (NYSE American: EVM)** and the **Eaton Vance New York Municipal Bond Fund (NYSE American: ENX)** (the "Eaton Vance Funds" or the "Funds").

2. Over the last three years, EVM and ENX have **persistently traded at discounts to their net asset values**.

3. **The Eaton Vance Funds are governed by trustees who have demonstrated a disregard for shareholders' interests**, as evidenced by their illegal stripping of shareholders' votes, their majority vote standard in contested elections, their classified board structures, their long tenures and their lack of alignment with the Funds' owners.

4. We believe that **EVM and ENX's Boards of Trustees (the "Boards") urgently need new members** to address the Funds' persistent trading discounts and weak performance.

5. We are seeking to elect **two highly qualified trustees**, who will bring fresh ideas and perspectives to address the Funds' deep trading discounts.

Given the Eaton Vance Funds' persistent trading discounts, we believe electing two new, experienced trustees would add much-needed accountability and expertise to EVM and ENX's boards.

Saba Has a Track Record of Good Governance and Value Creation

- **We are the world's largest single investor in closed-end funds, managing a $5.8 billion portfolio that is invested across more than 200 CEFs.**
    - ✓ Saba's successful track record as a CEF activist has earned it recognition as the "*Activist Hedge Fund Manager of the Year*" by Institutional Investor in both 2023 and 2024.[1]
    - ✓ No firm has ever won an award like this for CEF activism.
- **Saba's CEF investment strategy focuses on:**
    - ✓ Pursuing changes that will return discounted CEFs to their full NAV,
    - ✓ Creating long-term value for shareholders through lower fees and better management, and
    - ✓ Protecting shareholder rights.



II
HEDGE FUND
INDUSTRY AWARDS
2023
Activist
Hedge Fund
Manager of the Year
SABA CAPITAL
MANAGEMENT
Winner



INSTITUTIONAL
INVESTOR
21st Annual
Hedge Fund
Industry Awards
Winner
II
Activist Hedge
Fund Manager
of the Year
Saba Capital
Management

Source: Institutional Investor. [1] See disclaimer: The 2023 and 2024 Activist Hedge Fund Manager of the Year awards were open to hedge funds whose strategy relies primarily on activist investments. Saba submitted information related to 2022 and 2023 investment returns, performance track record, risk management, stability of investment team, as well as portfolio management, respectively. Winners for the 2023 and 2024 Institutional Investor Awards were announced on May 11, 2023 and May 1, 2024, respectively. (Disclaimer continues on slide 21).

Saba Has a Track Record of Good Governance and Value Creation (continued)

Saba's Record of Advocating for CEF Shareholder Rights

Saba Capital	**Saba Capital Income & Opportunities Fund** **Saba Capital Income & Opportunities Fund II**	✓Plurality vote standard, equal voting rights, multiple liquidity events for shareholders. ✓Non-staggered board at BRW. ✓In May 2024, the SABA board approved a share repurchase program and 1-for-2 reverse stock split, and will de-stagger itself, subject to shareholder approval.
EatonVance Investment Managers	**Eaton Vance Senior Floating-Rate Trust** **Eaton Vance Floating-Rate Income Trust** **Eaton Vance Senior Income Trust**	✓In May 2021, Saba entered an agreement with the funds upon implementation of a long-term discount management plan. ✓Improved average trading discount to NAV from -12% when Saba filed its 13D in 2020 to +1.4% premium today.[2]
N|B	**Neuberger Berman High Yield Strategies Fund**	✓In October 2020, Saba reached an agreement with NHS for the fund to tender 25% of its outstanding shares of common stock at a price per share equal to 96% of its NAV per share. ✓Prior to the announcement, NHS traded at a -8.1% discount to NAV.[1] As of Q1 2024, NHS traded at a 0.5% premium to NAV.
Salient	**Salient Midstream & MLP Fund**	✓In August 2022, reached an agreement to support the fund's reorganization into a lower fee open-end mutual fund. ✓Secured distribution paid to all shareholders based on a $300,000 payment by the fund's investment advisor.

Source: Fund documents, Bloomberg. Saba, Eaton Vance, Neuberger Berman and Salient: for illustrative purposes only. [1] Data as of 10/16/2020 close. [2] Data as of 5/10/2024 close.

About the Eaton Vance California Municipal Bond Fund (NYSE American: EVM)

Fund Description & Investment Philosophy

- Inception date: August 30, 2002.
- EVM's investment objective is to provide current income exempt from federal income tax and California personal income tax.
- The fund's portfolio has 98 holdings with an average maturity of 23.62 years.
- EVM intends to make monthly distributions of net investment income, after payment of any dividends on any outstanding preferred shares.
- The fund's NYSE American listing provides daily liquidity.

Three-Year Market Price vs. NAV



$12
$11
$10
$9
$8
$7
May-21
May-22
May-23
May-24
Market Price
NAV

Three-Year Trading Discount



-2%
-4%
-6%
-8%
-10%
-12%
-14%
-16%
-18%
Average Discount: -11.1%
May-21
May-22
May-23
May-24

EVM factsheet, Q2 2024. Bloomberg, data runs from May 21, 2021 through May 23, 2024, the day before Saba filed its preliminary proxy statement.

About the Eaton Vance New York Municipal Bond Fund (NYSE American: ENX)

Fund Description & Investment Philosophy

- Inception date: August 30, 2002.
- ENX's investment objective is to provide current income exempt from federal income tax and New York State and New York City personal income taxes.
- The fund's portfolio has 109 holdings with an average maturity of 21.62 years.
- ENX intends to make monthly distributions of net investment income, after payment of any dividends on any outstanding preferred shares.
- The fund's NYSE American listing provides daily liquidity.

Three-Year Market Price vs. NAV


$13
$12
$11
$10
$9
$8
$7
May-19
May-20
May-21
May-22
May-23
May-24
Market Price
NAV

Three-Year Trading Discount


0%
-2%
-4%
-6%
-8%
-10%
-12%
-14%
-16%
-18%
Average Discount: -11.0%
May-21
May-22
May-23
May-24

ENX factsheet, Q2 2024. Bloomberg, data runs from May 21, 2021 through May 23, 2024, the day before Saba filed its preliminary proxy statement.

EVM and ENX Have Delivered Weak Returns and Persistent Trading Discounts

Despite providing levered exposure to the asset class, the Funds dramatically underperformed their benchmark over most timeframes.

EVM and ENX Total Shareholder Returns vs. Bloomberg Municipal Bond Index					
Ticker	1-Year	3-Year	5-Year	10-Year	Since Inception
EVM	12.4%	-10.5%	7.4%	29.3%	110.4%
ENX	8.4%	-12.3%	-2.4%	21.5%	101.2%
LMBITR Index	3.6%	-3.2%	5.7%	25.8%	117.6%

Note: Red indicates when a fund underperformed its benchmark over the same period.

Trading Discounts as of August 5, 2024:

EVM
-9.69% Discount to NAV

ENX
-10.35% Discount to NAV

Bloomberg, data as of May 23, 2024, the day before Saba filed its preliminary proxy statements. The Funds' inception was August 30, 2002. The Funds' benchmark is the Bloomberg Municipal Bond Index (LMBITR Index).

Governance Issue #1: The Funds' Trustees Illegally Stripped Shareholders' Voting Rights

All three EVM and ENX trustees up for re-election in 2024 violated federal law in their use of control share provisions to prevent shareholders from voting all their shares.

- In 2023, the Suffolk County Superior Court in Massachusetts ruled that eight of the trustees who currently oversee EVM and ENX violated federal law by stripping shareholders' voting rights through the adoption of a control share bylaw amendment.

- **These trustees included Mark R. Fetting, Valerie A. Mosley and Keith Quinton, all of whom are up for re-election this year at EVM and ENX.**

- The fact that EVM and ENX's trustees utilized an illegal control share provision demonstrates that they are more focused on protecting themselves instead of on acting in shareholders' best interests.



Mark R. Fetting



Valerie A. Mosley



Keith Quinton

Massachusetts Court Rules that Eaton Vance and its Fund Trustees Violated Federal Law by Stripping Shareholders' Voting Rights

Saba Capital Comments on Court's Decision to Uphold the Investment Company Act, A Win for Closed-End Fund Shareholders

January 25, 2023 01:00 PM Eastern Standard Time

A violation of the Investment Company Act, particularly one targeted at disenfranchising shareholders, should preclude anyone from serving as a director for an investment company.

Saba press release, court rulings.

Governance Issue #2: The Funds Have a Majority Vote Standard

EVM and ENX use onerous majority voting standards, which are nearly impossible to achieve and have been criticized by the legal system.

- EVM and ENX require that in a contested election, nominees must receive a majority of the funds' outstanding shares.
- These are different from a typical vote standard, which would require support from a majority of the shares voted in an election.
- By instituting such a difficult to achieve vote standard, the Eaton Vance Funds are depriving shareholders of their right to select trustees and are entrenching the incumbent trustees in their seats even if the vote threshold is not reached.
- In June 2024, the U.S. District Court for the Southern District of New York criticized a similar voting standard at a BlackRock fund: *"The alternative proposed by Defendants is simply not plausible: <u>that even where a fund fails to have successful elections for years and where a fund's board is composed primarily or entirely of holdovers selected by the sole initial shareholder who is affiliated with the investment advisor, even in perpetuity, there is no circumstance where such a fund could be found to be in violation of the ICA's requirements</u> for shareholder elections and board composition […]"*



According to Eaton Vance's rules, if 52 people show up to vote out of 100 registered voters, the winning party must receive support from 50 of them – or 96% of the votes cast.

EVM and ENX 2024 definitive proxy statements, court ruling (underline emphasis Saba's).

Governance Issue #3: The Funds' Boards Are Classified

EVM and ENX each have classified Boards, despite this being a "problematic governance structure."[1]

- The annual election of all trustees – at one time – encourages board accountability to shareholders, which, in turn, boosts a fund's performance.
- This view is shared by leading independent proxy advisors and large institutional investors.
- Companies that care about good governance and the investment community's feedback have taken note in recent years, with ~90% of the S&P 500 and ~73% of the S&P 1,500 now holding annual elections for all their board members.[2]

> ***"PROBLEMATIC TAKEOVER DEFENSES, CAPITAL STRUCTURE, AND GOVERNANCE STRUCTURE:***
>
> ***• A classified board structure"***

ISS

> *"[W]e feel the* ***annual election of directors encourages board members to focus on shareholder interests."***

GLASS LEWIS

> ***"All directors should be accountable to shareholders on an annual basis."***

NYS COMMON RETIREMENT FUND

[1] Institutional Shareholder Services. Permission to quote was neither sought nor obtained. [2] Approximately 60% of the companies in the Russell 3,000 elect all their board members annually. See Matteo Tonello et al., Corporate Board Practices in the Russell 3000, S&P 500 and S&P Mid-Cap 400 (Nov. 2022) and Ernst & Young, EY Center for Board Matters: Corporate Governance by the Numbers (March 2022). ISS 2024 U.S. Investment Stewardship Guidelines. Glass, Lewis & Co. 2024 U.S. Benchmark Proxy Voting Guidelines. New York State Common Retirement Fund 2024 Proxy Voting Guidelines.

Governance Issue #4: The Funds' Trustees Are Long-Tenured

Eight of the Eaton Vance Funds' 10 trustees have served since at least 2018.

EVM/ENX Trustee	Trustee Since
Alan C. Bowser	2023
Mark R. Fetting*	**2016**
Cynthia E. Frost	2014
George J. Gorman	2014
Valerie A. Mosley*	**2014**
Keith Quinton*	**2018**
Marcus L. Smith	2018
Susan J. Sutherland	2015
Scott E. Wennerholm	2016
Nancy A. Wiser	2022

**Trustee up for re-election at the 2024 Annual Meeting.*

All three of the trustees up for re-election at this year's Annual Meeting have been on the funds' Boards at least four years.

Adding two new, independent trustees will help EVM and ENX's Boards objectively guide performance and governance decisions, as well as effectively oversee their management teams.

EVM and ENX 2024 definitive proxy statements.

Governance Issue #5: The Funds' Trustees' Interests Are Not Aligned With Shareholders'

EVM and ENX's trustees own zero shares of the funds they oversee, demonstrating their lack of alignment with the Funds' investors.

Current Trustee	Equity Security Ownership	
	EVM	**ENX**
Alan C. Bowser	0%	0%
Mark R. Fetting*	0%	0%
Cynthia E. Frost	0%	0%
George J. Gorman	0%	0%
Valerie A. Mosley*	0%	0%
Keith Quinton*	0%	0%
Marcus L. Smith	0%	0%
Susan J. Sutherland	0%	0%
Scott E. Wennerholm	0%	0%
Nancy A. Wiser	0%	0%

**Trustee up for re-election at the 2024 Annual Meeting.*

> "*As of June 28, 2024, no Trustee beneficially owned a Fund's equity securities.*"

Eaton Vance Investment Managers

EVM and ENX 2024 definitive proxy statements.

Our Independent and Highly Qualified Nominee: Jason Chen



Bromma ASSET MANAGEMENT

Sprott

Mr. Chen has extensive experience in the financial industry with investment expertise in fixed income, equities, currencies and natural resources.

- Co-Founder and a member of the board of directors of RT Gamma Media, Inc., which develops investment tools to help investors understand and analyze option effects on intraday security valuations.
- Former Co-Founder and Portfolio Manager of Bromma Asset Management.
- Former Portfolio Manager and Research Analyst at Sprott Asset Management, where he managed top decile short-book in North American equities for three consecutive years.
- Former Research Associate at Cormark Securities, where he provided fundamental equity coverage of Canadian property and casualty insurance, asset management and diversified financial industries.
- Former Senior Business Analyst at TD Securities.

A Leading Proxy Advisory Firm Has Supported Jason Chen Before

- In May 2024, Institutional Shareholder Services Inc. ("ISS") recommended shareholders of the Nuveen Core Plus Impact Fund (NYSE: NPCT) – which also invests primarily in fixed income – vote for the election of Jason Chen.

- In its report, ISS wrote that Mr. Chen **"would impart much needed independence to a board that has sought to entrench leadership by disenfranchising shareholders whenever possible."**

- We believe the Boards of EVM and ENX would similarly benefit from Mr. Chen's independent oversight capabilities and fresh perspectives.

ISS

> ***"Just as important, [Jason Chen] would impart much needed independence to a board that has sought to entrench leadership by disenfranchising shareholders whenever possible.***
>
> ***As such, votes for Chen on the dissident (GOLD) card are warranted."***

Source: Institutional Shareholder Services May 7, 2024 report on the Nuveen Core Plus Impact Fund (NYSE: NPCT). Permission to quote was neither sought nor obtained.

Our Independent and Highly Qualified Nominee: Jassen Trenkow



Mr. Trenkow has decades of experience working in the financial services industry at Barclays and Goldman Sachs, and expertise in operational efficiency.

- Chief Operating Officer of Allied Express Group, a corporate services company.
- Founder and Managing Director of DynamiCOO.
- Previously worked in private enterprises across the real estate, food and beverage, and travel industries.
- Former Head of the Finance Structural Reform and Transformation Program, Chief Operating Officer and Global Chief of Staff to the Chief Financial Officer, and Director and Chief of Staff, Americas Finance at Barclays Services Company.
- Previously spent a decade at Goldman Sachs, serving as Executive Director and Chief Operating Officer of Goldman Sachs Asset Management Asia; Global Deputy Chief of Staff, Internal Audit; Vice President, Strategic Initiatives; Change Management Lead; and Internal Auditor.

ALLIED EXPRESS GROUP

Goldman Sachs

Appendix



We Have Experience Eliminating CEFs' Trading Discounts

- Saba tries to find creative solutions for any fund that we're involved in.
- The Center Coast Brookfield MLP & Energy Infrastructure Fund (NYSE: CEN) had a –19.4% discount to NAV prior to Saba's engagement. The discount reached as wide as -27.3% during the year of our engagement.
- After we began engaging with CEN, the board began a review of paths to address CEN's discount to NAV. Ultimately, CEN reorganized into an open-end fund – following shareholder approval.
- The move successfully eliminated CEN's discount to NAV.

Center Coast Brookfield MLP & Energy Infrastructure Fund Considering Strategic Options

NEW YORK, NY — Monday, August 1, 2022 — Brookfield Public Securities Group ("PSG"), the investment adviser to Center Coast Brookfield MLP & Energy Infrastructure Fund ("CEN"), in collaboration with the Board of Trustees of CEN, has been and continues to evaluate various strategic options for CEN seeking to advance and maximize shareholder value. This includes, without limitation, fund reorganizations within the Brookfield fund complex, reorganization opportunities with third parties, and strategic portfolio repositioning, including a potential sale of all or a part of CEN's holding in KKR Eagle. The Board expects to be in a position to present an option for shareholder action or otherwise by the end of the first quarter 2023.

Center Coast Brookfield MLP & Energy Infrastructure Fund Announces Planned Reorganization

New York, NY — Thursday, March 30, 2023 – Center Coast Brookfield MLP & Energy Infrastructure Fund (NYSE: CEN) announced today that its Board of Trustees approved a proposal by Brookfield Public Securities Group LLC ("PSG"), the investment adviser of CEN, to reorganize CEN into Center Coast Brookfield Midstream Focus Fund (the "Focus Fund") (the reorganization of CEN into the Focus Fund is the "Reorganization"). The Board of Trustees that oversees the Focus Fund also approved the Reorganization. The Focus Fund is an open-end fund that is a series of Brookfield Investment Funds, which is also managed by PSG using a similar investment strategy.

CEN press releases.

We Have Consistently Defended CEF Shareholders' Rights

Jan. 2023 — The U.S. District Court for the Southern District of New York denies the Templeton Global Income Fund's (NYSE: GIM) bid to block the certification of shareholder votes.

Jan. 2023 — The Suffolk County Superior Court in Massachusetts sides with Saba, ruling that four Eaton Vance CEFs' use of control share provisions violated the '40 Act.

Dec. 2023 — The U.S. Court of Appeals for the Second Circuit sides with Saba and upholds a lower court's ruling that Nuveen-advised CEFs violated the '40 Act.

Dec. 2023 — The U.S. District Court for the Southern District of New York sides with Saba and rules that 11 CEFs violated the '40 Act in their use of control share provisions.

Jan. 2024 — Saba brings a complaint against ASA Gold and Precious Metals Limited (NYSE: ASA) in the U.S. District Court for the Southern District of New York for its use of a poison pill.

Mar. 2024 — Saba files lawsuit in the U.S. District Court for the Southern District of New York against the BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT) for the fund's adoption of a majority vote standard bylaw.

Jun. 2024 — The U.S. District Court for the Southern District of New York denies BlackRock's motion to dismiss Saba's lawsuit against ECAT's majority vote standard bylaw.

Jun. 2024 — The U.S. Court of Appeals for the Second Circuit sides with Saba and upholds the lower court's ruling that 11 CEFs violated the '40 Act in their use of control share provisions.

Public records, court rulings, Saba press releases.

Conclusion: Elect Saba's Nominees on the GOLD Proxy Card

Vote FOR Jason Chen and Jassen Trenkow on Saba's GOLD Proxy Card

If you already voted using the Funds' white proxy card, you have every right to change your vote by voting using the GOLD proxy card.

Only the latest validly executed proxy that you submit will be counted.

Discard the Eaton Vance Funds' White Proxy Card

Voting "ABSTAIN" or "AGAINST" on the Funds' white proxy card is not the same as voting for Saba's nominees because a vote on the Funds' white proxy card will revoke any previous voting instructions that you submitted on the GOLD proxy card.

Legal Disclaimer

The materials in this presentation (the "Presentation") are for informational purposes only, are not complete and do not constitute an agreement, offer, a solicitation of an offer, or any advice or recommendation to enter into or conclude any transaction or confirmation thereof (whether on the terms shown herein or otherwise). This Presentation is not an advertisement. The Presentation should not be construed as legal, tax, investment, financial or other advice. The views expressed in the Presentation represent the opinions of Saba and are based on publicly available information with respect to the Eaton Vance Funds. Saba recognizes that there may be confidential information in the possession of the Eaton Vance Funds that could lead the Eaton Vance Funds to disagree with Saba's conclusions. Certain financial information and data used in the Presentation have been derived or obtained from filings made with the SEC or other regulatory authorities and from other third-party reports. Saba has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed in the Presentation. Saba does not endorse third-party estimates or research, which are used in the Presentation solely for illustrative purposes. No representation or warranty, express or implied, is made that data or information, whether derived or obtained from filings made with the SEC or any other regulatory agency from any third party, are accurate. Past performance is not an indication of future results. Neither the Participants nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any statement by any third party or in any SEC or other regulatory filing or third-party report. Unless otherwise indicated, the figures presented in the Presentation may not have been calculated using generally accepted accounting principles ("GAAP") and may not have been audited by independent accountants. Such figures may vary from GAAP in material respects and there can be no assurance that the unrealized values reflected in the Presentation will be realized. There is no assurance or guarantee with respect to the prices at which any securities of the Eaton Vance Funds will trade, and such securities may not trade at prices that may be implied in the Presentation. The opinions, estimates, projections, pro forma information and potential impact of the opportunities identified by Saba in the Presentation are based on assumptions that Saba believes to be reasonable as of the date hereof or as other cited, but there can be no assurance or guarantee that actual results or the performance of the Eaton Vance Funds will not differ, and such differences may be material. This presentation does not recommend the purchase or sale of a security. Saba reserves the right to change any of its opinions expressed in the Presentation at any time as it deems appropriate. Saba disclaims any obligation to update the data, information or opinions contained in the Presentation.

Disclaimer Regarding Awards Listed on Slide 3

More information on the awards is available here: https://www.institutionalinvestor.com/article/2d6anafxgowqfj0jskbnk/culture/here-are-the-winners-of-the-21st-annual-hedge-fund-industry-awards and here: https://www.institutionalinvestor.com/article/b8ynqlgnjb6y8q/Here-Are-the-Winners-of-the-20th-Annual-Hedge-Fund-Industry-Awards. Saba did not pay any fees for consideration for these awards. Awards listed above are based on factors including, but not limited to, investment returns and assets under management, as provided by Saba or its investors. Awards may be judged by a panel of industry executives or through a more general voting process. For each award's specific selection criteria, see the corresponding website. Some nominations include an associated awards ceremony for which Saba compensates the award provider to attend the ceremony (e.g. ceremony). These awards do not constitute an endorsement by the award provider and do not express an opinion or view on Saba's ability to perform its duties as an investment adviser. Ratings are in no way indicative of an adviser's future performance, which may vary. The information provided herein does not constitute an offer or solicitation regarding any investment products or services offered by Saba.